DGSE Reports Seven Straight Quarters of Operational Gains, Fairchild and Related Write-Offs

DALLAS – November 19, 2018. DGSE Companies, Inc. (NYSE MKT:DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, precious metal bullion and rare coin products, today announced an operational profit, before a one-time Fairchild and related write-offs, for the three months ended September 30, 2018, marking the seventh consecutive profitable quarter following several years of losses.

“Our strategy of offering exceptional value and continued focus on the customer experience has been a very successful combination,” said Scott Mosley, Vice-President and Director of Operations for Dallas Gold and Silver Exchange since 2017.

A $675,000 Secured Promissory Note, dated September 22, 2017, between DGSE and Larson Group LLC, with a remaining balance of $644,313, became likely uncollectable following the death of its principal, David Larson, and subsequent filing by Larson Group LLC under chapter 7 of the US Bankruptcy Protection laws, on August 6, 2018. The Promissory Note was related to a certain Asset Purchase Agreement, dated September 22, 2017, between DGSE and Larson Group LLC, under which DGSE sold the assets related to its vintage watch business operated under its Fairchild International division. DGSE viewed the likelihood of collecting remaining funds or collateral as remote and wrote off the full balance. Also predominantly related to DGSE’s vintage watch business before its sale to Larson Group LLC, DGSE wrote off an additional $552,347 of bad debt against accounts receivables that it viewed as unlikely to be collectable.

This press release includes statements that may constitute “forward-looking” statements, including statements regarding the potential future success of business strategies. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, market conditions, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release except as required by law.

DGSE Companies, Inc. Corporate Office

13022 Preston Rd, Dallas, TX 75240
972-587-4049
investorrelations@dgse.com